UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ORCHID ISLAND CAPITAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ORCHID ISLAND CAPITAL, INC.

3305 Flamingo Drive

Vero Beach, Florida 32963

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 16, 2015

To the stockholders of

Orchid Island Capital, Inc.:

The 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Orchid Island Capital, Inc., a Maryland corporation, will be held at our principal executive office, located at 3305 Flamingo Drive, Vero Beach, Florida on June 16, 2015, at 9:00 a.m., Eastern Time, for the following purposes:

1.	To elect six directors, each to hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified;

2.	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on April 28, 2015 as the record date for the Annual Meeting. Only holders of record of our common stock, $0.01 par value per share, as of that date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting.

Your vote is very important. If you do not provide voting instructions, your shares will not be voted or counted on several important matters. We urge you to vote soon after you receive these proxy materials, which explain how to vote via mail, phone or Internet.

Admission to the Annual Meeting will be by admission ticket only. If you are a stockholder of record and plan to attend, tear off the admission ticket from the top half of your proxy card and bring it and a photo ID with you so that you may gain admission to the meeting. If your shares are held through a broker, please contact your broker and request that the broker obtain an admission ticket for you or provide you with evidence of your share ownership, which will gain you admission to the Annual Meeting.

By Order of the Board of Directors,

Robert E. Cauley
Chairman of the Board and CEO

Vero Beach, Florida

April 29, 2015

ORCHID ISLAND CAPITAL, INC.

3305 Flamingo Drive

Vero Beach, Florida 32963

(772) 231-1400

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 16, 2015

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (our “Board of Directors” or the “Board”) of Orchid Island Capital, Inc., a Maryland corporation, for use at our Annual Meeting to be held on June 16, 2015, at 9:00 a.m. Eastern Time at the principal executive office of Orchid Island Capital, Inc., 3305 Flamingo Drive, Vero Beach, Florida 32963, and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders, and at any adjournments or postponements to the meeting. Unless the context requires otherwise, references in this Proxy Statement to “ORC,” “our company,” “we,” “us” and the “Company” refer to Orchid Island Capital, Inc.

This Proxy Statement, the accompanying proxy card and our annual report to stockholders, which includes our annual report on Form 10-K with audited financial statements for the year ended December 31, 2014 (together, our “2014 Annual Report”), are first being sent to our common stockholders on or about May 4, 2015.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 16, 2015:

This proxy statement and our 2014 Annual Report are available on the internet at www.orchidislandcapital.com. On this site, you will be able to access this Proxy Statement, our 2014 Annual Report, and any amendments or supplements to the foregoing material that is required to be furnished to stockholders.

At the Annual Meeting, action will be taken to (i) elect six directors, each to hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified and (ii) to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. In the discretion of the proxy holders, proxies may be voted on any other business that may properly come before the Annual Meeting or any adjournment of the Annual Meeting.

GENERAL INFORMATION ABOUT VOTING

Solicitation of Proxies

The enclosed proxy is solicited by and on behalf of our Board. We will bear the expense of soliciting proxies for the Annual Meeting, including the mailing cost. In addition to solicitation by mail, our officers or a company of our designation may solicit proxies from stockholders by telephone, e-mail, facsimile or personal interview. Our officers receive no additional compensation for such services. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding our proxy materials to beneficial owners of our common stock.

Voting Securities

The Board of Directors has fixed the close of business on April 28, 2015 as the record date (the “Record Date”) for determining the holders of our common stock entitled to receive notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. On the Record Date, there were 18,345,179 shares of our common stock outstanding. Only common stockholders of record on the Record Date are entitled to vote at the Annual Meeting, and such stockholders will be entitled to one vote for each share of our common stock held, which may be given in person or by proxy duly authorized in writing, by telephone or by internet.

Voting

If you hold shares of our common stock in your own name as a holder of record, you may instruct the proxies to vote your shares through any of the following methods:

By Telephone or the Internet	Common stockholders can vote their shares via telephone or the internet as instructed in the proxy card.

By Mail	A common stockholder may elect to vote by mail and should complete, sign and date the proxy card and mail it in the pre-addressed envelope that accompanies the delivery of the proxy card. For common stockholders of record, proxy cards submitted by mail must be received by the date and time of the Annual Meeting. For common stockholders that hold their shares through an intermediary, such as a broker, bank or other nominee, the voting instruction form submitted by mail must be mailed by the deadline imposed by your bank, broker or other agent for your shares to be voted.

In Person	Shares of common stock held in your name as the stockholder of record may be voted by you in person at the Annual Meeting. Shares of common stock held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a “legal” proxy from the broker or other agent that holds your shares giving you the right to vote the shares and bring that “legal” proxy to the meeting.

Quorum

A quorum will be present at the Annual Meeting if the holders of a majority of the outstanding shares entitled to vote are present, in person or by proxy. If you have returned valid voting instructions or if you hold your shares in your own name as a holder of record and attend the Annual Meeting in person with your proxy, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the Annual Meeting may be postponed or adjourned until a quorum has been obtained. Because there were 18,345,179 eligible votes as of the Record Date, we will need at least 9,172,590 votes present in person or by proxy at the Annual Meeting for a quorum to exist.

Abstentions and “Broker Non-Votes”

A “broker non-vote” occurs when a broker, bank or other nominee holding shares of common stock on your behalf votes the shares on some matters but not others because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Pursuant to Maryland law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum.

Under the rules of the New York Stock Exchange (the “NYSE”), brokerage firms may have the discretionary authority to vote their customers’ shares on certain routine matters for which they do not receive voting instructions, including the ratification of the independent registered public accounting firm. The uncontested election of directors is not considered a “routine” matter, and therefore brokers holding shares beneficially owned by their clients do not have the ability to cast votes, unless the brokers have received instructions from the beneficial owners of the shares. As a result, it is important that you provide instructions to your broker so that your shares will be counted in these matters.

Vote Required to Approve an Item of Business

Election of Directors (Proposal 1). The vote of a plurality of all of the votes cast at a meeting at which a quorum is present is necessary for the election of directors. Plurality means that each of the six nominees for director receiving the greatest number of “for” votes from our shares entitled to vote will be elected. For purposes of Proposal 1, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Ratification of Appointment of BDO USA, LLP (Proposal 2). The affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is required to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2015. For purposes of the vote on this proposal, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

If you sign and return your proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board.

Right to Revoke Proxy

You have the right to revoke your proxy at any time before the Annual Meeting. If you are a holder of record, you may contact our corporate secretary and request that another proxy card be sent to you. Alternatively, you may use the Internet or the telephone to authorize a new proxy and revoke your old proxy, even if you previously mailed in a proxy card. The latest-dated, properly completed proxy that you submit, whether through the Internet, by telephone or by mail will count as your vote. Please note that if you submit a later proxy authorization by mail, your re-authorization will not be effective unless it is received by our corporate secretary prior to the start of the Annual Meeting. If your shares are held in street name, you must contact your bank, broker or other nominee and follow their procedures for changing your vote instructions.

PROPOSAL 1: ELECTION OF DIRECTORS

Pursuant to our corporate charter, our holders of our common stock elect each of the members of the Board of Directors annually. The Board has set six directors as the number to be elected at the Annual Meeting and has nominated the individuals named below. All nominees are currently directors of the Company and have been previously elected by our stockholders. Each nominee has been nominated by the Nominating and Corporate Governance Committee of the Board of Directors, in accordance with our Bylaws, to stand for re-election at the Annual Meeting and to hold office until our annual meeting to be held in 2016 and until his or her successor is duly elected and qualified. It is expected that each of the nominees will be able to serve, but if any such nominee is unable to serve for any reason, the proxies reserve discretion to vote or refrain from voting for a substitute nominee or nominees. A common stockholder using the enclosed form of proxy can vote for or against any or all of the nominees or may abstain from voting for any or all of the nominees.

We believe that all of our director nominees possess the personal and professional qualifications necessary to serve as a member of our Board of Directors. Our directors have been evaluated by the Nominating and Corporate Governance Committee pursuant to the guidelines described below under “Nominating and Corporate Governance Committee” and the determination was made that each of them fulfills and exceeds the qualities that we look for in members of our Board of Directors. Messrs. Cauley and Haas are affiliates of Bimini Advisors, LLC (our “Manager”). Other than Messrs. Cauley and Haas, each of the nominees is independent as defined in the NYSE Listed Company Manual.

The information set forth below is as of April 28, 2015 with respect to each nominee for election at the Annual Meeting. The business address of each nominee is Orchid Island Capital, Inc., 3305 Flamingo Dr., Vero Beach, Florida 32963. We have highlighted specific attributes for each Board member below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE ELECTION OF ALL DIRECTOR NOMINEES.

NOMINEES FOR DIRECTOR

ROBERT E. CAULEY, CFA

Chairman, President and Chief Executive Officer

Director since August 2010

Age 56

Mr. Cauley has been our Chairman, President and Chief Executive Officer since August 2010 and is the President, Chairman and Chief Executive Officer of our Manager. Mr. Cauley co-founded Bimini Capital Management, Inc. (“Bimini”) in 2003 and has served as its Chief Executive Officer and Chairman of the Board of Directors since April 2008. He served as Vice-Chairman, Chief Financial Officer and Chief Investment Officer prior to April 2008. Prior to co-founding Bimini in 2003, Mr. Cauley was a vice-president and portfolio manager at Federated Investors in Pittsburgh from 1996 to 2003. Prior to 1996, Mr. Cauley was a member of the ABS/MBS structuring desk at Lehman Brothers from 1994 to 1996 and a credit analyst at Barclays Bank, PLC from 1992 to 1994. Mr. Cauley is a CPA (inactive status) and served in the United States Marine Corps for four years. We believe that Mr. Cauley should continue to serve as a member of our Board of Directors due to his experience managing a publicly-traded real estate investment trust (“REIT”) and his career as a residential mortgage-backed securities (“RMBS”) portfolio manager.

G. HUNTER HAAS, IV

Chief Financial Officer and Chief Investment Officer

Director since August 2010

Age 38

Mr. Haas has been our Chief Financial Officer and Chief Investment Officer since August 2010 and has served on our Board of Directors since August 2010. Mr. Haas is the Chief Investment Officer and Chief Financial Officer of our Manager. Mr. Haas has been the President, Chief Investment Officer and Chief Financial Officer of Bimini since April 2008. Prior to assuming those roles with Bimini, he was Bimini’s Senior Vice President and Head of Research and Trading. Mr. Haas joined Bimini in May 2004 as Vice President and Head of Mortgage Research. He has over 12 years of experience in this industry and has managed trading operations for the portfolio since his arrival in May 2004. Mr. Haas has approximately eight years of experience as a member of senior management of a public REIT. Prior to joining Bimini, Mr. Haas worked in the mortgage industry as a member of a team responsible for hedging a servicing portfolio at both National City Mortgage and Homeside Lending, Inc. We believe that Mr. Haas should continue to serve as a member of our Board of Directors due to his experience as the Chief Financial Officer of a publicly-traded REIT and his experience in the mortgage industry.

W COLEMAN BITTING

Director since February 2013

Age 49

Mr. Bitting has maintained a private consulting practice focused on REITs since July 2007. Mr. Bitting was a Founding Partner and Head of Corporate Finance at Flagstone Securities (“Flagstone”), a leading investment bank that specialized in mortgage REITs and finance companies, from 2000 to February 2007. Flagstone managed more than 40 equity offerings raising more than $5 billion of equity capital. Flagstone helped clients build investment and liability management practices. Prior to Flagstone, Mr. Bitting held senior equity research positions at Stifel, Nicholas & Co. Inc. and Kidder, Peabody & Co., Inc. Due to his significant capital markets experience and experience analyzing and advising REITs, we believe Mr. Bitting should continue to serve as a member of our Board of Directors.

JOHN B. VAN HEUVELEN

Director since February 2013

Age 69

Mr. Van Heuvelen was appointed to the board of Hallador Energy Company (Nasdaq: HNRG) in September 2009 and serves as the chair of its audit committee. Mr. Van Heuvelen has been a member of the board of directors of MasTec, Inc. (NYSE: MTZ) since June 2002 and is currently the lead director and serves on its audit committee. He was chairman of their audit committee and its financial expert from 2004 to June 2009. He also served on the board of directors of LifeVantage, Inc. (OTC: LFVN) from August 2005 through August 2007. From 1999 to the present, Mr. Van Heuvelen has been a private equity investor based in Denver, Colorado. His investment activities have included private telecom and technology firms. Mr. Van Heuvelen spent 13 years with Morgan Stanley and Dean Witter Reynolds in various executive positions in the mutual fund, unit investment trust and municipal bond divisions before serving as president of Morgan Stanley Dean Witter Trust Company from 1993 until 1999. Due to his significant experience as the audit committee chairman of two publicly-traded companies as well as his experience in fixed income investments, we believe Mr. Van Heuvelen should continue to serve as a member of our Board of Directors.

FRANK P. FILIPPS

Director since February 2013

Age 67

From 2005 to July 2008, Mr. Filipps served as the Chairman and Chief Executive Officer of Clayton Holdings, Inc., a mortgage services company, leading it through its initial public offering and listing on the Nasdaq, as well as its subsequent sale. Prior to that, Mr. Filipps was employed by the Radian Group, Inc., spending two years as Senior Vice President and Chief Financial Officer, one year as Executive Vice President and Chief Operating Officer and 10 years as Chairman and Chief Executive Officer. In his time with the Radian Group, Inc., Mr. Filipps led the company through its initial public offering and listing on the NYSE. Prior to his tenure with the Radian Group, Inc., Mr. Filipps spent 17 years with American International Group, Inc. (“AIG”) (NYSE: AIG), where he held multiple Vice President-level positions and was the President, Chief Executive Officer and founder of AIG Capital Corporation, the first non-insurance financial company within AIG, which focused on interest rate swaps, foreign exchange and equity arbitrage and leveraged buyout bridge financing. Mr. Filipps has served as a director and the chair of the audit committee of Impac Mortgage Holdings, Inc. (NYSE Amex: IMH) since 1995, as a director of Primus Guaranty, Ltd. (NYSE: PRSG) from 2002 through 2014 and as chair of its compensation committee from 2002 to 2006 and its nominating and corporate governance committee from 2007 to 2011. He has also served as a director and chairman of the governance committee of Fortegra Financial Corp. (NYSE: FRF) from 2010 through 2014 and as chair of its nominating and governance committee from 2010 to 2011 and its compensation committee since 2012. Due to his financial and business expertise, diversified management background, extensive experience with real estate-related and mortgage services companies and experience as a director of other public companies, we believe Mr. Filipps should continue to serve as a member of our Board of Directors.

AVA L. PARKER

Director since February 2013

Age 52

Since 2001, Ms. Parker has been a partner in the law firm of Lawrence & Parker, PA, where she serves as bond counsel and underwriter’s counsel in connection with municipal finance transactions as well as assists for-profit and not-for-profit clients with corporate organization, development and interpretation of contracts and litigation issues. Ms. Parker is also the President of Linking Solutions, Inc., which provides training, technical support and program management services in the public and private sectors. She has served as the President of Linking Solutions since 2002. In 2006, Ms. Parker was appointed to the Jacksonville Transportation Authority Board of Directors, where she is currently a Board Member and she previously served as Chairman. Ms. Parker is also a former Chairman of the State of Florida Board of Governors of the State University System. In 2012 Ms. Parker joined Florida Polytechnic University as its Chief Operating Officer. She led the creation of the new University, including the development of the mission and vision, hiring of staff, construction of the campus and management of the budget. She currently serves as the Executive Vice President and Chief Operating Officer. Ms. Parker was recently appointed as the first female President of Palm Beach State College. She will assume her new role in July 2015. Due to her experience as a member of a number of private, state and municipal boards, with complex financial and corporate transactions and in corporate counseling, we believe Ms. Parker should continue to serve as a member of our Board of Directors.

CORPORATE GOVERNANCE

We believe that we have implemented effective corporate governance policies and observe good corporate governance procedures and practices. We have adopted a number of written policies, including corporate governance guidelines, a code of business conduct and ethics, a code of ethics for senior financial officers, a whistleblower policy and charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. These written policies can be found on our website at www.orchidislandcapital.com.

Board of Directors Composition

Our business and affairs are managed under the direction of our Board of Directors. Members of our Board of Directors are kept informed of our business through discussions with our chairman, CEO and other officers, by reviewing materials provided to them, and participating in meetings of our Board of Directors and its committees. The Board of Directors is currently comprised of six directors, all of which stand for election annually. The Board of Directors is elected by stockholders to oversee management of the Company in the long-term interests of all stockholders.

During the year ended December 31, 2014, our Board of Directors held 15 meetings. Each director standing for election attended more than 75 percent of the meetings of our Board of Directors and committees on which he or she served that were held during the period for which such person was a director. All of our directors attended the 2014 annual meeting in person, and all of our directors are expected to attend the Annual Meeting in person this year.

Director Independence

The NYSE Listed Company Manual outlines the requirements for a director to be deemed independent by the NYSE, including the mandate that our board affirmatively determine that each of our directors has no material relationship with us that would impair independence. Our Board of Directors has reviewed both direct and indirect transactions and relationships that each of our directors had or maintained with us and our management. Our Board of Directors affirmatively determined that four of our directors are independent directors under the NYSE Listed Company Manual based upon the fact that they did not have any material relationships with us other than as directors and holders of our common stock. Our independent directors are W Coleman Bitting, John B. Van Heuvelen, Frank P. Filipps and Ava L. Parker. Robert E. Cauley and G. Hunter Haas, IV are not considered independent because they are employees of Bimini, which is the sole member of our Manager. Therefore, our Board of Directors is comprised of a majority of independent directors.

Board Meetings and Committees

The Board of Directors currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The charter of each Board committee is available on the Corporate Governance section of our website at www.orchidislandcapital.com and will be made available in print to any stockholder upon written request delivered to our corporate secretary at Orchid Island Capital, Inc., 3305 Flamingo Drive, Vero Beach, Florida 32963.

The following table reflects the composition of each of the Board of Director’s standing committees as of April 28, 2015 and the number of meetings held during 2014.

	Audit	Compensation	Nominating and Corporate Governance
W Coleman Bitting
John B. Van Heuvelen
Frank P. Filipps
Ava L. Parker

Number of Meetings	6	3	3

 - Chair of Committee

 - Member of Committee

Audit Committee

Mr. Van Heuvelen chairs our Audit Committee and the Board of Directors has determined that Mr. Van Heuvelen qualifies as the “audit committee financial expert,” as that term is defined by the Item 407(d)(5)(ii) of Regulation S-K. Each member of the Audit Committee is financially literate and able to read and understand fundamental financial statements. The Board of Directors has also determined that each of John B. Van Heuvelen, Frank P. Filipps and Ava L. Parker are independent as defined in Rule 10A-3 of the Securities Exchange Act of 1934, as amended, and as defined in the NYSE Listed Company Manual. The committee assists our Board of Directors in overseeing:

•	our accounting and financial reporting processes;

•	the integrity and audits of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent registered public accounting firm; and

•	the performance of our independent registered public accounting firm and any internal auditors.

The committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The audit committee’s purpose and responsibilities are more fully set forth in the committee’s charter, which is available in the Investor Relations section of our web site at www.orchidislandcapital.com.

Compensation Committee

Mr. Bitting chairs our Compensation Committee. The Compensation Committee exercises all powers delegated to it by the Board of Directors in connection with compensation matters, which include reviewing our overall executive officer and director compensation structure, policies and programs, making determinations as to appropriate levels of executive officer compensation, administering the issuance of any equity awards under our 2012 Equity Incentive Plan (the “2012 Plan”), making recommendations to the Board of Directors with respect to the 2012 Plan and any other incentive compensation plans and equity-based plans and other compensation-related matters. Our Compensation Committee may designate a sub-committee of at least one member to address specific issues on behalf of the committee.

Nominating and Corporate Governance Committee

Ms. Parker chairs the nominating and corporate governance committee, which is responsible for seeking, considering and recommending to our full Board of Directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the Annual Meeting. It also periodically prepares and submits to our Board of Directors for adoption the committee’s selection criteria for director nominees. It reviews and makes recommendations on matters involving the general operation of our Board of Directors and our corporate governance, and annually recommends to our Board of Directors nominees for each committee of our Board of Directors. In addition, the committee annually facilitates the assessment of our Board of Directors’ performance as a whole and of the individual directors and reports thereon to our Board of Directors.

Before each annual meeting of stockholders, the nominating and corporate governance committee considers the nomination of all directors whose terms expire at the next annual meeting of stockholders and also will consider new candidates whenever there is a vacancy on the Board or whenever a vacancy is anticipated due to a change in the size or composition of the Board, a retirement of a director or for any other reason. The nominating and corporate governance committee identifies director candidates based on recommendations from directors, stockholders, management and others. The committee may in the future engage the services of third-party search firms to assist in identifying or evaluating director candidates. No such firm was engaged in 2014.

Our nominating and corporate governance committee charter provides that the nominating and corporate governance committee will consider nominations for board membership by stockholders. The rules that must be followed to submit nominations are contained in our bylaws and include the following: (i) the nominating stockholder must have owned, for at least six months prior to the date the nomination is submitted, shares of the Company’s common stock or preferred stock, if any, entitled to vote for directors; (ii) the nomination must be received by the Committee pursuant to the Company’s bylaws, which, among other things, requires notice to be provided at least 120 days, but not more than 150 days, before the first anniversary of the mailing date for the proxy materials applicable to the annual meeting prior to the annual meeting for which such nomination is proposed for submission; and (iii) a detailed statement setting forth the qualifications, as well as the written consent, for each party nominated must accompany each nomination submitted, as well as any information required by the Company’s bylaws.

The nominating and corporate governance committee evaluates annually the effectiveness of the Board as a whole and of each individual director and identifies any areas in which the Board would be better served by adding new members with different skills, backgrounds or areas of experience. The Board considers director candidates, including those nominated by stockholders, based on a number of factors including: whether the board member will be “independent,” as such term is defined by the NYSE listing standards; whether the candidate possesses the highest personal and professional ethics, integrity and values; whether the candidate contributes to the overall diversity of the Board; and whether the candidate has an inquisitive and objective perspective, practical wisdom and mature judgment. Candidates are also evaluated on their understanding of our business, experience and willingness to devote adequate time to carrying out their duties. The nominating and corporate governance committee also monitors the mix of skills, experience and background to assure that the Board has the necessary composition to effectively perform its oversight function.

We do not have a formal policy about diversity, but the nominating and corporate governance committee does consider certain types of diversity when nominating director candidates to the Board, including differences of viewpoint, professional experience, education, skill, other personal qualities and attributes, race, gender and national origin.

Board of Directors Leadership Structure

The Board of Directors believes it should maintain flexibility to select the Chairman of the Board and the Chief Executive Officer based on criteria and qualifications that the Board deems to be in the best interests of the Company. At this time, the positions of Chairman of the Board and Chief Executive Officer are combined. Robert E. Cauley holds these positions and leads our Board of Directors meetings. The Board believes

Mr. Cauley’s extensive experience and knowledge regarding the Company’s business positions him to provide the most effective and competent leadership of the Company and the Board. As a founding officer of the Company and a co-founder of our Manager, Mr. Cauley has the familiarity and expertise to best understand opportunities and risks facing the Company, and the Board believes that he is in the best position to lead both the Company and the Board.

The Company’s also recognizes the importance of strong independent leadership, and therefore also has a lead independent director, John B. Van Heuvelen. The duties and responsibilities of the lead independent director include the following:

•	Following consultation with the Chairman and Chief Executive Officer and other directors, providing input into and approving Board meeting agendas and schedules, assuring that there is sufficient time for discussion of all agenda items;

•	Calling special meetings or executive sessions of the Board and calling and presiding at executive sessions or meetings of non-management or independent directors and, as appropriate, providing feedback to the Chairman and Chief Executive Officer and otherwise serving as a liaison between the independent directors and the Chairman;

•	Working with committee chairs to ensure coordinated coverage of Board responsibilities;

•	Facilitating communication between the Board and senior management, including advising the Chairman and Chief Executive Officer of the Board’s informational needs and approving the types and forms of information sent to the Board;

•	Serving as an additional point of contact for Board members and stockholders and being available for consultation and direct communication with major stockholders; and

•	Staying informed about the strategy and performance of the Company and reinforcing that expectation for all Board members.

Each of the Board of Director’s standing committees are chaired by independent directors, and in that capacity, they are able to call meetings, set agendas and direct the attention of those committees on a wide range of corporate matters. Given the nature and scope of our current operations and our small management team, the Board of Directors believes that our current leadership structure and allocation of responsibilities is appropriate while maintaining strong independence.

Board Role in Risk Oversight

The Board of Directors as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board committees. The Audit Committee oversees management of financial risks and risks relating to potential conflicts of interest, the Compensation Committee is responsible for overseeing the management of risks relating to compensation arrangements, and the Nominating and Corporate Governance Committee manages risks associated with the size, composition and independence of the Board of Directors. These committees provide reports periodically to the full Board of Directors. The oversight responsibility of the Board of Directors and its committees is supported by management reporting processes that are designed to provide visibility to the Board of Directors about the identification, assessment, and management of critical risks. These areas of focus include strategic, operational, financial and reporting, compensation, legal and compliance, and other risks. The management reporting process includes regular reports from the Chief Executive Officer, which are provided with input from the senior management team.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee was at any time during 2014 an officer or employee of ours or any of our affiliates nor is any such person a former officer of ours or any of our affiliates. In addition, no executive officer of the Company currently serves as a director or member of the compensation committee of any entity that has one or more executive officers serving as one of our directors.

COMPENSATION OF DIRECTORS

2014 Compensation

Each of our independent directors received a retainer fee paid quarterly in arrears in 2014. Each director was entitled to elect to receive shares of the Company’s common stock in lieu of all or any portion of their retainer fees that would otherwise be payable in cash. Additionally, each independent director receives reimbursement for travel and hotel expenses associated with attending such board and committee meetings.

Beginning with the completion of our initial public offering in February 2013 (the “IPO”), our independent directors each received annual compensation of $20,000. The chairperson of each of the Compensation Committee and the Nominating and Corporate Governance Committee were entitled to an additional annual fee of $2,500. The chairperson of the Audit Committee was entitled to an additional annual fee of $5,000.

Our stockholders’ equity exceeded $100 million at the end of the first quarter of 2014. Effective in the second quarter of 2014, which was the first calendar quarter immediately following the calendar quarter in which our ending stockholders’ equity balance first equaled or exceeded $100 million, our independent directors annual compensation increased from $20,000 to $70,000. Effective in the second quarter of 2014, the chairperson of each of the Compensation Committee and the Nominating and Corporate Governance Committee were entitled to an additional annual fee of $7,500, as opposed to $2,500, and the chairperson of the Audit Committee was entitled to an additional annual fee of $12,500, as opposed to $5,000.

Our Compensation Committee may, from time to time, grant equity awards in the form of options, stock awards, stock appreciation rights, performance units, incentive awards or other equity-based awards to our non-employee directors pursuant to the 2012 Plan. We expect these awards to be designed to align the interests of our non-employee directors with those of our stockholders by allowing recipients to share in the creation of value for our stockholders through stock appreciation and dividends. We expect these equity awards generally to be subject to vesting requirements over a number of years, which will promote the retention of non-employee directors. Further, such awards may be subject to partial forfeiture if the Company’s book value declines more than pre-determined amounts prior to vesting.

On April 25, 2014, the board of directors approved a recommendation of the Compensation Committee suggesting that the annual compensation of our independent directors be paid 50% in cash and 50% in shares of the Company’s common stock commencing in the second quarter of 2014. The shares were distributed under the terms of our 2012 Plan.

Our Compensation Committee also granted each of our non-employee directors 6,000 shares of restricted stock on April 25, 2014, with the restricted stock subject to a three year vesting schedule whereby 2,000 shares of the award vest on the first, second and third anniversary of the grant date of the awards. The director will have all of the rights of a stockholder with respect to the awards, including the right to receive dividends and vote the shares. The awards are subject to forfeiture should the director depart prior to the respective vesting dates. The awards were made to our non-employee directors as a bonus to reward their prior service to the Company during the period from our first attempt at an initial public offering in July 2011, and various other attempts to raise additional capital prior to the completion of the IPO in February 2013. Our non-employee directors served the Company absent any compensation of any kind prior to February 2013, and with only modest compensation after such date until the second quarter of 2014.

The following table sets forth the compensation paid to non-employee directors during 2014:

Director Compensation*

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation(2)	Total
W Coleman Bitting	$34,663	$102,467	—	$137,130
John B. Van Heuvelen	37,161	104,344	—	141,505
Frank P. Filipps	31,235	99,645	—	130,880
Ava L. Parker	34,663	102,467	—	137,130

*	Columns for “Non-Equity Incentive Plan Compensation,” “Option Awards” and “Changes in Pension Value and Nonqualified Compensation Earnings” have been omitted because they were not applicable.
(1)	Amount represents the aggregate grant date fair value of stock awards based on the closing market price of our common shares on the date of grant, which is recognized as expense on a straight-line basis over the related requisite service period. A portion of this amount represents the grant date value of shares of common stock as part of the directors annual retainer fees. As of December 31, 2014, our directors each held 6,000 unvested shares of restricted common stock.
(2)	Excluded from this tabulation are dividends paid on unvested shares of restricted common stock of $8,640 to each director for the year ended December 31, 2014. These dividends are excluded because stock awards are valued for compensation cost purposes based on the closing market price of our stock on the date of grant, which factors in market expectations for future dividends in its valuation.

2015 Compensation

In December 2014, our non-employee director cash compensation to be paid in 2015 was revised as set forth in the table below.

Annual cash retainer	$70,000	(1)

Board and Committee Meeting Fee (in person attendance)	$1,500

Board and Committee Meeting Fee (telephonic attendance)	$1,000

Annual Equity Compensation(2)	$30,000

(1)	The Chair of the Audit Committee will receive an additional annual cash retainer of $12,500, and the Chairs of the Compensation Committee and the Governance and Nominating Committee each will receive an additional annual cash retainer of $7,500.
(2)	Shares of common stock issued on a quarterly basis and subject to reduction due to decreases in the Company’s trailing four-quarter book value per share, as described below.

Additionally, each independent director will receive reimbursement for travel and hotel expenses associated with attending such board and committee meetings, as well as for their attendance at other meetings or events related to the Company. Non-employee directors may also be reimbursed for out-of-pocket expenses incurred in attending conferences or educational seminars that relate to their Board services. These retainer fees will be paid quarterly.

Equity-Based Compensation

Historically, perhaps the most significant performance factor for any Agency RMBS REIT has been an event of book value impairment. Accordingly, the overriding emphasis of our investment approach is the preservation of book value, and our compensation programs for the board of directors and for our Manager reflect this emphasis.

Given a board’s traditional role of overseeing investment strategy implementation and risk management practices, we believe it is appropriate to cause some elements of board compensation to be “at risk” to poor book value performance. We believe that the change to our book value per share serves as an appropriate measure of our success in managing the risks inherent with investing in Agency RMBS on a levered basis.

Our compensation of directors creates linkage between the long-term equity-based compensation for non-employee directors and the preservation of stockholders’ book value per share, and promotes equity accumulation and ownership by our directors. These factors promote significant alignment with the interest of our long-term stockholders and with the risk-management emphasis of our investment philosophy.

Additional elements associated with the use of these equity awards to compensate directors during 2015 are:

•	Quarterly Awards. We will grant shares of common stock to non-employee directors at the end of each quarter for a portion of their annual retainer. For each quarter of 2015, the cash value of each quarter’s equity award is set at $7,500. As discussed below, we have caused these scheduled awards to be “at risk” to poor book value performance. The use of multiple grants during each calendar year emphasizes the continuity of risk-assessment and risk-management over time. Risk management efforts could otherwise be unduly influenced by the use of a one-day measure of book value over a longer period of time (e.g., 12 months).

•	Reduced Grants During Periods of Adverse Book Value Performance. A portion of the compensation of directors is designed to be “at risk” to poor book value per share performance. The quarterly grants of common stock to our non-executive directors will be reduced should the trailing four-quarter book value per share decline by more than 5%. We believe the “at-risk” element of non-employee director compensation reflects our investment philosophy’s emphasis on risk management and creates appropriate alignment with the interest of our long-term stockholders. If our trailing four-quarter book value per share has declined by more than 15%, then 50% of the grants of common stock for the quarter described above will be made. If our trailing four-quarter book value per share has declined by less than 5%, 100% of the common stock for the quarter described above will be made. For trailing four-quarter book value per share declines between 5% and 15%, the directors will receive 50% of the common stock for the quarter described above plus the pro-rated portion of the other 50% of the grant.

PROPOSAL 2: TO RATIFY THE SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Our Audit Committee has selected the accounting firm of BDO USA, LLP to serve as our independent registered public accounting firm for the year ending December 31, 2015, subject to ratification of this appointment by our stockholders. Action by stockholders is not required by law in the appointment of an independent registered public accounting firm, but this appointment is submitted by the Board of Directors in order to give the stockholders a voice in the designation of auditors. If the appointment is not ratified by the stockholders, the Board of Directors will reconsider its choice of BDO USA, LLP as our independent registered public accounting firm. BDO USA, LLP has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in our company in any capacity. BDO USA, LLP has served as our independent registered public accounting firm since our formation in August 2010.

The Company anticipates that a representative of BDO USA, LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

THE BOARD RECOMMENDS A VOTE FOR

THE RATIFICATION OF THE SELECTION OF BDO USA, LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PRE-APPROVAL POLICIES AND PROCEDURES OF OUR AUDIT COMMITTEE

Our Audit Committee must pre-approve, to the extent required by applicable law, all audit services and permissible non-audit services provided by our independent registered public accounting firm, except for any de minimis non-audit services. All of the fees reflected below were approved by our Audit Committee.

FEE DISCLOSURE

The following table lists the fees for services rendered by BDO USA, LLP, our independent registered public accounting firm for the years ended December 31, 2014 and 2013:

Fee Category	2014	2013
Audit Fees	$549,243	$288,816
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$549,243	$288,816

Audit Fees

“Audit Fees” relate to fees and expenses billed by BDO USA, LLP for the annual audit, including the audit of our financial statements, review of our quarterly financial statements and for comfort letters and consents related to stock issuances and other corporate transactions. Fees for the years ended December 31, 2014 and 2013 include $124,243 and $48,816, respectively, for the audit related services performed in connection with the filing of the registration statements.

AUDIT COMMITTEE REPORT

The Audit Committee reports to and acts on behalf of our Board of Directors by providing oversight of our financial management, independent auditor and financial reporting controls and accounting policies and procedures. Our management is responsible for preparing our financial statements and systems of internal control, and the independent auditor is responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, our financial position, results of operations and cash flows in conformity with generally accepted accounting principles. The Audit Committee is responsible for overseeing the conduct of these activities by our management and the independent auditor.

In this context, the Audit Committee has:

•	Met and held discussions with management and the independent auditor. Management represented to the Audit Committee that our financial statements as of and for the year ended December 31, 2014 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures included in our financial statements with management and the independent auditor.

•	The Audit Committee has discussed with the independent auditor matters required to be discussed by the applicable Auditing Standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties).

•	The Audit Committee has received the written disclosures and the letter from the independent auditor required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and the Audit Committee and the independent auditor have discussed the auditor’s independence from us and our management, including the matters in those written disclosures.

•	The Audit Committee also has discussed with our independent auditors, with and without management present, their evaluations of our internal accounting controls and the overall quality of our financial reporting.

The members of the Audit Committee are not currently professionally engaged in the practice of auditing or accounting and as such, cannot be considered experts in the field of auditing or accounting, including with respect to auditor independence. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and BDO USA, LLP. Accordingly, our activities do not provide an independent basis to determine that management has maintained appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions referred to above do not assure that (i) the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, (ii) our financial statements are presented in accordance with generally accepted accounting principles or (iii) BDO USA, LLP is in fact independent.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our 2014 Annual Report for filing with the Securities and Exchange Commission (“SEC”).

By the Audit Committee:

John B. Van Heuvelen, Chair

Frank P. Filipps

Ava L. Parker

EXECUTIVE OFFICERS

The following sets forth certain information with respect to our named executive officers:

Name	Age	Position
Robert E. Cauley	56	Chief Executive Officer, President and Chairman of the Board
G. Hunter Haas, IV	38	Chief Financial Officer, Chief Investment Officer, Secretary and Director

Biographical information on Mr. Cauley and Mr. Haas are provided above.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis describes our compensation program, objectives and policies for the executive officers named in this proxy statement and our executive officers generally.

Overview of Compensation Program and Philosophy

We have no employees. We are externally managed by our Manager pursuant to a management agreement between our Manager and us. Our executive officers and other key professionals are employees of our Manager, which we refer to as our Manager’s employees, and, except as described below, are compensated by Bimini for their services to us. We reimburse our Manager for our allocable share of the compensation of our Chief Financial Officer, including, without limitation, annual base salary, any related withholding taxes and employee benefits based on the percentage of time spent on our affairs. We also intend to make awards under our 2012 Plan from time to time. Our management agreement provides that our Manager will provide us with a management team, including our Chief Executive Officer, Chief Financial Officer and Chief Investment Officer or similar positions. Each of our officers are employees of Bimini. The Compensation Committee of Bimini’s Board of Directors will determine the levels of base salary and cash incentive compensation that may be earned by our officers, including our Chief Financial Officer, based on factors as Bimini may determine are appropriate. Bimini will also determine whether and to what extent our officers will be provided with pension, long-term or deferred compensation and other employee benefits plans and programs. We expect that Bimini will use proceeds from the management agreement and overhead sharing agreement in part to pay compensation to its officers and employees.

Compensation Philosophy

We seek superior risk-adjusted returns for our stockholders relative to other returns available to fixed income and equity investors. We are willing to accept lesser returns in order to mitigate the volatility and possible loss of shareholders’ equity. Our compensation program seeks to:

•	reward superior performance relative to peer group performance;

•	emphasize consistent performance relative to market-driven interest rates;

•	promote book value preservation;

•	reduce peer-influenced, risk-taking incentives; and

•	evaluate such performance over time frames as long as 5 years.

Cash and Other Compensation

Our named executive officers and other personnel who conduct our regular business are employees of our Manager. Accordingly, we do not pay or accrue any salaries to our officers. However, we may elect to pay cash incentive awards to our officers in the future, similar to the awards paid in 2014 described below.

Equity-Based Compensation

As with our non-employee directors, our Compensation Committee may, from time to time, grant equity awards in the form of options, stock awards, stock appreciation rights, performance units, incentive awards or other equity-based awards to the employees of our Manager pursuant to the 2012 Plan. Certain of the Manager’s employees also serve as our officers as described in this proxy statement. We expect these awards to be designed to align the interests of the employees of our Manager with those of our stockholders by allowing the employees of our Manager to share in the creation of value for our stockholders through stock appreciation and dividends. We expect these equity awards generally to be subject to vesting requirements over a number of years, and designed to promote the retention of employees and executives of our Manager and to achieve strong performance for our company. These awards will further provide flexibility to us in our ability to enable our Manager to attract, motivate and retain talented individuals at our Manager.

We believe our compensation policies are particularly appropriate since we are an externally managed REIT. REIT regulations require us to pay at least 90% of our earnings to stockholders as dividends. As a result, we believe that our stockholders are principally interested in receiving attractive risk-adjusted dividends and stability in book value. Accordingly, we want to provide an incentive to our directors and the employees of our Manager that rewards success in achieving these goals. We believe that equity-based awards are consistent with our stockholders’ interest in book value stability as these individuals will be incentivized to protect book value for stockholders over time. We believe that this alignment of interests provides an incentive to our Manager’s employees to implement strategies that will enhance our long-term performance and promote growth in dividends while preserving book value.

Performance Awards

The Compensation Committee may also grant performance awards, which may be granted either alone or in addition to other awards. Performance awards may be stock-based awards (“Performance Shares”) or cash-based awards (“Performance Units”). The performance criteria that apply to performance awards and the period on which performance is measured (“Performance Period”) shall be determined by the Compensation Committee. Dividend equivalent rights may be granted in conjunction with a performance award. Dividend equivalents will be subject to the same vesting requirements as the performance award and will be accumulated and paid after, and only to the extent that, the performance objectives for the performance award are achieved. At the conclusion of the Performance Period, which may not be shorter than twelve months, the Compensation Committee shall evaluate the degree to which any applicable performance goals have been achieved and the performance awards earned and shall cause to be delivered the amount earned in either cash, shares, other property, or any combination thereof, in the sole discretion of the Committee at the time of payment.

Pension Benefits

We do not provide any of our named executive officers with pension benefits.

Nonqualified Deferred Compensation

We do not provide any of our named executive officers with any nonqualified deferred compensation plans.

Potential Payments Upon Termination Of Employment

We do not have any employment agreements with any of our named executive officers and are not obligated to make any payments to them upon termination of employment.

Potential Post-Employment Payments and Payments on a Change in Control

None of our named executives has the right to terminate employment and receive severance payments from us, and we are not required to make payments to an executive upon a change of control of us.

Compensation Policies and Practices as They Relate to Risk Management

We pay our Manager a management fee that is a percentage of our stockholders’ equity, as defined in the management agreement. This management fee is not tied to our performance and, as a result, we believe this management fee is not reasonably likely to have a material adverse effect on us. We have designed the incentives established by the policies and practices related to award grants to employees of our Manager under our 2012 Plan as such policies and practices relate to or affect risk taking by our Manager on our behalf, in a manner that we believe will not cause our Manager to seek to make higher risk investments as the potential awards under our 2012 Plan payable to employees of our Manager avoids placing undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, to achieve higher awards. We have designed our award criteria related to our 2012 Plan in an effort to provide the proper incentives to our Manager’s employees to maximize our performance in order to serve the best interests of our stockholders. Our Board of Directors monitors our award criteria related to our 2012 Plan to determine whether its risk management objectives are being met with respect to incentivizing our Manager’s employees.

2014 Long-Term Equity-Based Incentive Awards

On January 21, 2015, we made equity awards and agreed to pay cash bonuses to Mr. Cauley and Mr. Haas for their service to us during 2014. The equity awards were made pursuant to the terms and conditions of the 2012 Plan.

The equity awards made to Mr. Cauley consisted of 10,322 shares of immediately vested common stock and 4,129 Performance Units. Mr. Cauley also received a cash bonus of $137,500. The equity awards made to Mr. Haas consisted of 8,445 shares of immediately vested common stock and 3,378 Performance Units. Mr. Haas also received a cash bonus of $112,500. The Performance Units granted to Mr. Cauley and to Mr. Haas (the “Grantees”) contain identical terms and conditions, which are summarized below. For purposes of the equity grants, the common stock was valued at $13.32 per share, which was the closing market price of the common stock on January 21, 2015.

The Performance Units are earned at the rate of 10% per quarter commencing with the quarter ending March 31, 2016 and concluding with the quarter ending June 30, 2018. The Grantee must continue to serve as one of our executive officers as of the end of each such quarter in order to receive the number of Performance Units that may be earned on that date. In the event of a Change in Control (as defined in the 2012 Plan) or the death or disability of a Grantee, all of his Performance Units will be earned. When earned, each Performance Unit will be settled by the issuance of one share of the Company’s common stock, at which time the Performance Unit shall be cancelled.

The Performance Units contain dividend equivalent rights which entitle the Grantees to receive distributions declared by us on our common stock. One Performance Unit is equivalent to one share of common stock for purposes of the dividend equivalent rights. Other than dividend equivalent rights, the Performance Units do not entitle the Participants to any of the rights of a stockholder of the Company. The Performance Units are subject to significant transfer restrictions, as set forth in the 2012 Plan.

The number of outstanding Performance Units is subject to the following adjustments:

Book Value Impairment. A “Book Value Impairment” will occur if over any two consecutive quarters the following conditions are satisfied: (i) our book value per share declines by 15% or more during the first of such two quarters and (ii) our book value per share decline from the beginning of such two quarters to the end of such two quarters is at least 10%. If a Book Value Impairment occurs, then the number of Performance Units that are outstanding as of the last day of such two quarter period shall be reduced by 15%.

Extraordinary Book Value Preservation. “Extraordinary Book Value Preservation” shall occur in any quarter in which the following conditions are satisfied: (i) the median change in the book value per share of the peer companies specified below (the “Median Book Value Decline”) is a decline of 6% or more and (ii) our book value per share either (a) increases or (b) declines by a percentage that is less than 50% of the Median Book Value Decline. If an event of Extraordinary Book Value Preservation occurs, then the number of Performance Units that are outstanding as of the last day of the quarter in which the Extraordinary Book Value Preservation has occurred shall be increased by 5 basis points for every 1 basis point of difference between our book value per share percentage change and the Median Book Value Decline during such quarter.

Outperform All Peer Companies. We will “Outperform All Peer Companies” in any quarter in which the following conditions are satisfied: (i) the companies in the Peer Group (as defined below) all experience a decline in book value per share and (ii) our book value per share either (a) increases or (b) declines by an amount that is less than the decline experienced by each peer company. If we Outperform All Peer Companies in any quarter, then the number of Performance Units that are outstanding as of the last day of such quarter shall increase by 10%.

The Compensation Committee has designated the following REITs (collectively, the “Peer Group”) for purposes of the financial performance benchmarks. The Compensation Committee believes investors evaluate us in the context of our performance relative to other mortgage REITs with similar investment strategies. We consider these companies to be the most relevant for purposes of benchmarking our financial performance and our primary competitors for both capital and executive talent.

American Capital Agency Corp. (AGNC)*

Annaly Capital Management, Inc. (NLY)*

Anworth Mortgage Asset Corporation (ANH)*

ARMOUR Residential REIT, Inc. (ARR)*

Capstead Mortgage Corporation (CMO)

CYS Investments, Inc. (CYS)

Hatteras Financial Corp. (HTS)*

Western Asset Mortgage Capital Corp. (WMC)*

*	Externally managed

Summary Compensation Table

The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the SEC. The amounts shown represent the compensation paid to the named executive officers for 2014 as consideration for services rendered to our company. With respect to equity incentive awards, the dollar amounts indicated in the table under “Stock Awards” are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.

Summary Compensation Table*

Name	Year	Bonus(1)	Stock Awards	Total
Robert E. Cauley	2014	$137,500	$—	$137,500
President and Chief Executive Officer	2013	—	—	—
	2012	—	—	—
G. Hunter Haas, IV	2014	$112,500	$—	$112,500
Chief Financial Officer	2013	—	—	—
	2012	—	—	—

*	Columns for “Salary”, “Option Awards”, “Non-Equity Incentive Plan Compensation”, “Changes in Pension Value and Nonqualified Compensation Earnings” and “All Other Compensation” have been omitted because they were not applicable.
(1)	In January 2015, the Compensation Committee awarded cash bonuses in respect of 2014 service to our company in the amounts of $137,500 and $112,500, respectively. These amounts were accrued in 2014 and paid in January 2015.

Supplemental Compensation Table

Based on the application of our compensation principles and our 2012 Plan to the Company’s 2014 results, consideration of the Company’s performance and the individual performance of the named executive officers, and the other relevant factors described in the Compensation Discussion and Analysis, the Compensation Committee approved the 2014 compensation shown in the table below for the named executives. The table is not a substitute for, and should be read together with the “Summary Compensation Table,” which presents 2014 named executive officer compensation in accordance with SEC disclosure rules and includes additional compensation elements and other important information.

Name	Bonus(1)	Stock Awards(2)	Total
Robert E. Cauley	$137,500	$192,500	$330,000
President and Chief Executive Officer

G. Hunter Haas, IV	$112,500	$157,500	$270,000
Chief Financial Officer

*	Columns for “Salary”, “Option Awards”, “Non-Equity Incentive Plan Compensation”, “Changes in Pension Value and Nonqualified Compensation Earnings” and “All Other Compensation” have been omitted because they were not applicable.
(1)	In January 2015, the Compensation Committee awarded cash bonuses in respect of 2014 service to our company in the amounts of $137,500 and $112,500, respectively. These amounts were paid in January 2015.
(2)	Amounts represent the grant date fair value of performance units and immediately vested common stock awarded in January 2015 in respect of 2014 service to the Company. Mr. Cauley was granted 10,322 shares of immediately vested common stock with a value of $137,500, and awarded 4,129.1 Performance Units with a value of $55,000. Mr. Haas was granted 8,445 shares of immediately vested common stock with a value of $112,500, and awarded 3,378.4 Performance Units with a value of $45,000.

Grants of Plan Based Awards*

		Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares or Units of Stock	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	(#)	(#)(3)	($)
Robert E. Cauley	1-21-2015(1)	4,129	—	55,000
	1-21-2015(2)	—	10,322	137,500
G. Hunter Haas, IV	1-21-2015(1)	3,378	—	45,000
	1-21-2015(2)	—	8,445	112,500

*	Columns for “Estimated future payouts under Non-Equity Incentive Plan Awards,” “All Other Option Awards” and “Exercise or Base Price of Option Awards” have been omitted because they were not applicable.
(1)	In January 2015, Performance Units were issued under the 2012 Plan in respect to 2014 service to the Company. The Performance Units are earned at the rate of 10% per quarter commencing with the quarter ending March 31, 2016 and concluding with the quarter ending June 30, 2018. The grantee must continue to serve as our executive officer as of the end of each such quarter in order to receive the number of Performance Units that may be earned on that date. In the event of a Change In Control (as defined in the 2012 Plan) or the death or disability of a grantee, all of his Performance Units will be earned. When earned, each Performance Unit will be settled by the issuance of one share of our Common Stock, at which time the Performance Unit will be cancelled. The Performance Units contain dividend equivalent rights which entitle the participants to receive distributions declared by us on our Common Stock. One Performance Unit is equivalent to one share of our Common Stock for purposes of the dividend equivalent rights. Other than dividend equivalent rights, the Performance Units do not entitle the participants to any of the rights of our stockholders. The number of outstanding performance units is subject to adjustments regarding (a) book value impairment, (b) extraordinary book value preservation, and (c) and performance relative to our Peer Group.
(2)	In January 2015 immediately vested common stock was awarded in respect of 2014 service to the Company.
(3)	The officers each opted to receive a lower number of shares so that each would satisfy his tax withholding obligations in connection with the stock. The net total shares issued were 11,292 after withholding 7,475 shares.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2014, there were no outstanding equity awards issued under the 2012 Plan or otherwise.

2015 Long-Term Equity Incentive Compensation Plan

During March 2015, we adopted the 2015 Long-Term Equity Incentive Compensation Plan (the “2015 Plan”). The Compensation Committee adopted the 2015 Plan to continue its implementation of our compensation philosophy, several factors of which are described in more detail below.

•	Superior Performance Relative to Peer Group Performance. The Compensation Committee determines a potential performance bonus based on our financial performance compared to the financial performance of the Peer Group.

•	Consistent Performance Relative to Market-Driven Interest Rates. Returns we can earn are, to a certain extent, correlated with the interest rate on the current-coupon Agency RMBS (the “Agency RMBS rate”). The Compensation Committee determines a potential performance bonus based on our financial performance compared with the Agency RMBS rate. Setting such a market-driven benchmark creates incentives to achieve attractive financial performance without exposing us to inappropriate risk taking such as might be encouraged by:

•	low absolute interest rates;

•	a small difference between the Agency RMBS rate and the comparable duration U.S. Treasury obligations; or

•	excess emphasis on peer-relative performance.

•	Book Value Preservation. Perhaps the most significant performance factor for any Agency RMBS REIT is an event of book value impairment, which occurs when market dislocations force asset sales and the realization of significant losses of stockholders’ equity. Such events have occurred in the past when interest rates rose sharply, the capital markets faced significant liquidity challenges or when the Federal Reserve changed monetary policy unexpectedly. We seek to minimize the impact of these events, and make this success a significant element of differentiation from our peers. The Compensation Committee determines a potential performance bonus based on our book value performance compared with the book value performance of our Peer Group. Because book value performance is part of the calculation of financial performance for us and our Peer Group, we believe that the addition of a potential performance bonus focused specifically on book value performance is a form of “double-counting” in order to add emphasis to our focus on book value. Additionally, the performance of unvested equity-based compensation awards will be adversely affected by events of book value impairment and positively affected by events of extraordinary book value preservation.

•	Peer-Influenced, Risk-Taking Incentives. One of the easiest ways to increase returns is to take extra risk, whether owning longer duration assets, using more leverage or reducing hedge coverage. In our opinion, one unintended consequence of peer-relative incentive compensation programs is that they encourage peer-relative risk taking. Further, if several of our peers also focus on peer-relative performance, there is a perverse incentive among these companies to continually add risk to improve relative performance. We seek to avoid participating in a “risk-taking arms race” relative to our Peer Group. The Compensation Committee adjusts the relative sizes of the three distinct potential performance bonuses in order to limit the influence of the risk-taking strategies adopted by our Peer Group.

•

Time Frames as long as 5 Years. We evaluate our performance over one-, three- and five-year time frames, evaluating our performance compared with benchmarks established at the beginning of each period. In our opinion, a focus on longer-time frames creates a level of continuity in strategy implementation that could be disrupted by focusing on maximizing a sequence of single year returns. The longer time frames are more likely to capture periods when successful risk-avoidance is material to our financial performance, a feature which aligns this choice with our emphasis on risk management and book value preservation. The Compensation Committee will create larger performance bonuses for strong performance generated over the three- and five-year time frames.

All employees of our Manager and employees of entities affiliated with our Manager are eligible to participate in the 2015 Plan. Members of our Manager’s and its affiliates’ senior management team also serve as our executive officers, including our Chief Executive Officer and Chief Financial Officer. These employees are referred to as “Participants.” Being a Participant does not entitle the individual an award under the 2015 Plan. The Compensation Committee will have absolute sole discretion over all aspects of the 2015 Plan, including the ability to reduce the amount of any bonus award or the size of the bonus pool even if the performance objectives and other terms of the 2015 Plan are satisfied.

Participants will be eligible to earn awards under the 2015 Plan for performance over the next one year, three year and five year periods. A bonus pool will be established under the 2015 Plan for each of the one, three and five year measurement periods. The amount credited to the bonus pool will be based on our performance under each of the three performance measures of the 2015 Plan for each of the three measurement periods. The Compensation Committee, in its discretion, will determine each Participant’s award (i.e., the percentage of the bonus pool paid to each Participant).

The maximum amount that may be credited to the bonus pool for each measurement period will equal the average management fees paid by us to the Manager (pursuant to the terms of the management agreement between us and the Manager) for such period multiplied by the applicable percentage described in the table below. Under the 2015 Plan, the maximum bonus pool for awards to be issued for performance during (i) the one-year measurement period will equal 20% of the average management fees (calculated on a monthly basis) paid during 2015, (ii) the three-year measurement period will equal 35% of the average management fees (calculated on an annual basis) paid for 2015-2017 and (iii) for the five-year measurement period will equal 45% of the average management fees (calculated on an annual basis) for 2015-2019.

As noted above, the amount credited to the bonus pool for each measurement period will reflect our performance measured against three criteria (which are described below). The table below illustrates the maximum amount that may be credited to the bonus pool for each measurement period (as a percentage of the average management fees for the applicable period). The table also shows the amount that may be credited to the bonus pool for each measurement period (also as a percentage of the average management fees for the applicable period) for achievement of objectives with respect to each of the performance criteria. For example, the maximum amount that may be credited to the bonus pool for the three year measurement period based on Agency RMBS rate relative performance is 10.50% of the average management fees paid for 2015 through 2017.

	1-year	3-year	5-year
Peer-relative financial performance	9.00%	15.75%	20.25%
Agency RMBS rate relative performance	6.00%	10.50%	13.50%
Peer-relative book value performance	5.00%	8.75%	11.25%

Total Measurement Period	20.00%	35.00%	45.00%

The Compensation Committee established the following performance measures and the performance thresholds that must be satisfied for awards to be earned under the 2015 Plan.

Peer-Relative Financial Performance. No amount will be earned for this performance measure unless our financial performance for the applicable measurement period exceeds the mean of the financial performance of the companies in the Peer Group for the applicable measurement period. Our financial performance and the financial performance of those in the Peer Group will equal the sum of total dividends paid during the measurement period and the change in book value during the measurement period divided by the book value on the first day of the applicable measurement period.

Agency RMBS Rate Relative Performance. The Company’s performance under this performance measure will equal the percentage determined by dividing (i) the sum of the change in book value per share during the applicable measurement period and total dividends paid per share during the measurement period by (ii) the book value per share on the first day of such measurement period. No amount will be earned for this performance measure unless our performance as calculated in the preceding sentence for the applicable measurement period exceeds the Agency RMBS rate of 4.23% on January 1, 2015 plus 400 bps, or 8.23%, multiplied by the number of years in the measurement period.

Peer-Relative Book Value Performance. No amount will be earned for this performance measure unless our change in book value for the applicable measurement period (calculated in accordance with the following sentence) exceeds the mean change in book value for the companies in the Peer Group. The change in book value for us and those in the Peer Group will be determined by subtracting the book value on the first day of the measurement period from the book value on the last day in the measurement period, with such amount divided by the book value on the first day of the measurement period.

If our results for a performance measure equal or are less than the threshold for a measurement period, no amount will be added to the bonus pool for the measurement period with respect to that measurement criteria. The table below details the amounts by which our performance must exceed the threshold performance measures described above for the maximum bonus award to be added to the bonus pool. Linear interpolation will be used for results falling between the threshold and the result that must be achieved to earn the maximum award.

	1-year	3-year	5-year
Peer-relative financial performance	Threshold + 5.0%	Threshold + 10.0%	Threshold + 15.0%
Agency RMBS rate relative performance	Threshold + 5.0%	Threshold + 10.0%	Threshold + 15.0%
Peer-relative book value performance	Threshold + 2.0%	Threshold + 4.0%	Threshold + 6.0%

Awards for these three measurement periods will be paid no later than March 15 of the year following the end of the relevant measurement period. The Compensation Committee anticipates that 50% of earned bonuses will be paid in unrestricted shares of our common stock and 50% will be paid in the form of “Performance Units,” all of which will be issued under the 2012 Plan. The Performance Units will vest at the rate of 10% per quarter commencing with the first quarter after the one year anniversary of the end of the applicable measurement period, with the Participant receiving one share of our common stock for each Performance Unit that vests. The Participant must continue to be employed by the Manager as of the end of each such quarter in order to vest in the number of Performance Units scheduled to vest on that date. In the event of a Change in Control (as defined in the 2012 Plan) or the death or disability of the Participant, all of his or her Performance Units will be vested. When vested, each Performance Unit will be settled by the issuance of one share of our common stock, at which time the Performance Unit shall be cancelled no later than March 15 of the year after the year in which the Performance Units vest.

The Performance Units will contain dividend equivalent rights which entitle the Participants to receive distributions declared by us on common stock. One Performance Unit is equivalent to one share of common stock for purposes of the dividend equivalent rights. Other than dividend equivalent rights, the Performance Units do not entitle the Participants to any of the rights of a stockholder of our company.

The number of outstanding Performance Units will be subject to the following adjustments prior to the date on which such Performance Unit vests:

Book Value Impairment. A “Book Value Impairment” will occur if over any two consecutive quarters the following conditions are satisfied: (i) our book value per share declines by 15% or more during the first of such two quarters and (ii) our book value per share decline from the beginning of such two quarters to the end of such two quarters is at least 10%. If a Book Value Impairment occurs, then the number of Performance Units that are outstanding as of the last day of such two quarter period shall be reduced by 15%.

Extraordinary Book Value Preservation. “Extraordinary Book Value Preservation” will occur in any quarter in which the following conditions are satisfied: (i) the median change in the book value per share of the companies in the Peer Group (the “Median Book Value Decline”) is a decline of 6% or more and (ii) our book value per share either (a) increases or (b) declines by a percentage that is less than 50% of the Median Book Value Decline. If an event of Extraordinary Book Value Preservation occurs, then the number of Performance Units that are outstanding as of the last day of the quarter in which the Extraordinary Book Value Preservation has occurred will be increased by 5 basis points for every 1 basis point of difference between our book value per share percentage change and the Median Book Value Decline during such quarter.

Outperform All Peer Companies. We will “Outperform All Peer Companies” in any quarter in which the following conditions are satisfied: (i) the specified peer companies all experience a decline in book value per share and (ii) our book value per share either (a) increases or (b) declines by an amount that is less than the decline experienced by each peer company. If we Outperform All Peer Companies in any quarter, then the number of Performance Units that are outstanding as of the last day of such quarter shall increase by 10%.

The Compensation Committee anticipates adopting similar plans for future years with modifications to the performance measures and hurdle rates adjusted as the Compensation Committee deems appropriate. Due to the phase in of the 2015 Plan and future plans, the Compensation Committee may make an additional award at the same time that the 2015 one year award is made in its sole discretion for our performance since our IPO. In addition, the Compensation Committee retains the discretion to make additional awards under future plans through 2018 for our performance since the IPO due to the phase in of the 2015 Plan and future plans.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee:

W Coleman Bitting, Chair

Frank P. Filipps

John B. Van Heuvelen

EQUITY COMPENSATION PLAN

In October 2012, our Board of Directors adopted and Bimini, then our sole stockholder, approved, our 2012 Plan. The 2012 Plan provides for the award of stock options, stock appreciation rights, stock award, performance units, other equity-based awards (and dividend equivalents with respect to awards of performance units and other equity-based awards) and incentive awards. The 2012 Plan is administered by the Compensation Committee of our Board of Directors except that our Board of Directors will administer awards made to directors who are not employees of us or our affiliates. The 2012 Plan provides for awards of up to an aggregate of 10% of the issued and outstanding shares of our common stock (on a fully diluted basis) at the time of the awards, subject to a maximum aggregate 4,000,000 shares of our common stock that may be issued under the 2012 Plan.

The following table provides information as of December 31, 2014 regarding the number of shares of common stock that may be issued under the 2012 Plan.

Plan Category	Total number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	24,000	—	3,970,156
Equity compensation plans not approved by security holders	—	—	—

Total	24,000	—	3,970,156

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as of April 28, 2015 relating to the beneficial ownership of our common stock by (i) all persons that we know beneficially own more than 5% of our outstanding common stock, (ii) each of our named executive officers and directors, and (iii) all of our executive officers and directors as a group. In accordance with SEC rules, beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days after April 28, 2015).

Knowledge of the beneficial ownership of our common stock is drawn from statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Securities Act of 1934, as amended. Except as otherwise indicated, to our knowledge, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder.

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, 3305 Flamingo Drive, Vero Beach, Florida 32963.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Bimini Capital Management, Inc.	981,665	5.4%
Robert E. Cauley	12,196		(1)
G. Hunter Haas, IV	15,096		(1)
John B. Van Heuvelen	47,802		(1)
W Coleman Bitting	4,948		(1)
Frank P. Fillips	9,662		(1)
Ava L. Parker	4,948		(1)
All Directors and Executive Officers as a Group (6)	94,652		(1)

(1)	Represents less than 1% of the outstanding common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors and executive officers are required to file reports of initial ownership and changes in ownership of our securities with the SEC. To our knowledge, based solely on a review of copies of such reports filed with the SEC and written representations that no other reports were required, we believe that all such filing requirements were timely met, with the exception of the Form 4 reports on behalf of Mr. Van Heuvelen, Ms. Parker, Mr. Filipps, and Mr. Bitting with respect to our grant of 6,000 shares of restricted common stock which was delivered to each of them on May 16, 2014, which were filed three days late on May 21, 2014, due to an administrative oversight.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that is applicable to all of our officers, directors and employees, if any. We have also adopted a Code of Ethics for Senior Financial Officers that is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers may be accessed from the Corporate Governance section of our website at www.orchidislandcapital.com, and will be made available in print to any stockholder upon written request delivered to our corporate secretary at Orchid Island Capital, Inc., 3305 Flamingo Drive, Vero Beach, Florida 32963. We intend to disclose any waivers from, or amendments to, our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers required to be disclosed by applicable law or stock exchange listing standards by posting a description of such waiver or amendment on our website at www.orchidislandcapital.com.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreement

We are externally managed and advised by our Manager pursuant to the terms of a management agreement. Our Manager is responsible for administering our business activities and day-to-day operations, subject to the supervision and oversight of our Board of Directors. We pay our Manager a monthly management fee, payable in arrears, and began reimbursing our Manager for certain expenses commencing with the calendar quarter beginning July 1, 2014. Our Manager earns a management fee regardless of the performance of our investments.

Under the current management agreement, we paid our Manager aggregate management fees of $2,013,300 for the year ended December 31, 2014 and $628,800 for the period beginning on February 20, 2013 through December 31, 2013. In addition, during the year ended December 31, 2014 we reimbursed our Manager $390,300, which represents an allocation of overhead expenses, including $152,000 for the portion of Mr. Haas’ salary due to his service to us as our Chief Financial Officer. The initial term of the management agreement expires on February 20, 2016, and will automatically be renewed for one-year terms thereafter unless terminated for cause. Should we terminate the management agreement without cause, we will pay to the Manager a termination fee equal to three times the average annual management fee, as defined in the management agreement, before or on the last day of the initial term or automatic renewal term.

Under our previous management agreement with Bimini, which was terminated upon the completion of our initial public offering and replaced by the current management agreement with our Manager, we paid Bimini aggregate management fees of $35,300 for the period beginning January 1, 2013 to February 20, 2013.

The Company was obligated to reimburse Bimini for its costs incurred under the original management agreement. In addition, we were required to pay Bimini a monthly fee of $7,200, which represented an allocation of overhead expenses for items that include, but are not limited to, occupancy costs, insurance and administrative expenses. These expenses were allocated based on the ratio of our assets and Bimini’s consolidated assets.

Payment of Certain Offering Expenses

Our Manager has paid, or has reimbursed us, for all offering expenses in connection with our IPO. During the year ended December 31, 2013, these expenses were approximately $3.0 million.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require, among other things, that we indemnify our directors and certain officers to the fullest extent permitted by law and advance to our directors and certain officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

Related Person Transaction Policies

Our Board of Directors adopted a policy providing that any investment transaction between Bimini, our Manager or any of their affiliates and us requires the prior approval of a majority of our independent directors.

Our Board of Directors also adopted a policy regarding the approval of any “related person transaction”, which is any transaction or series of transactions in which we or are to be a participant, the amount involved exceeds $120,000 and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person would need to promptly disclose to the audit committee any related person transaction and all material facts about the transaction. The audit committee would then assess and promptly communicate that information to our Board of Directors. Based on its consideration of all of the relevant facts and circumstances, this committee will decide whether or not to approve such transaction and will generally approve only those transactions that do not create a conflict of interest. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to this committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

In fulfilling its responsibility, the audit committee will review the relevant facts of each related person transaction or series of related transactions and either approve, ratify or disapprove such transaction or transactions. The audit committee will take into account such factors as it deems necessary or appropriate in deciding whether to approve, ratify or disapprove any related person transaction, including any one or more of the following:

•	the terms of the transaction;

•	the benefits to us of the transaction;

•	the availability of other sources for comparable products or services;

•	the terms available to unrelated third parties or to employees generally; and

•	the impact on a director’s independence in the event that such director is a party to the transaction or such director, an immediately family member of such director or an entity in which such director is an executive officer or has a direct or indirect material interest is a party to the transaction.

No director may participate in any consideration or approval of a related person transaction with respect to which such director or any of such director’s immediate family members is the related person or has a direct or indirect material interest. Related person transactions will only be approved if they are determined to be in, or not inconsistent with, the best interests of the Company.

On an annual basis, we will solicit information from each of our directors and executive officers to identify related person transactions. If a related person transaction that has not been previously approved or previously ratified is identified, the audit committee will promptly consider all of the relevant facts. If the transaction is ongoing, the audit committee may ratify or request the rescission, amendment or termination of the related person transaction. If the transaction has been completed, the audit committee may seek to rescind the transaction where appropriate and may recommend that our Board of Directors or we take appropriate disciplinary action where warranted. In addition, the audit committee will generally review any ongoing related person transactions on an annual basis to determine whether to continue, modify or terminate such related person transactions.

In addition, our code of business conduct and ethics, which is reviewed and approved by our Board of Directors and provided to all our directors, officers and the persons who provide services to us pursuant to the management agreement, requires that all such persons avoid any situations or relationships that involve actual or potential conflicts of interest, or perceived conflicts of interest, between an individual’s personal interests and our interests. Pursuant to our code of business conduct and ethics, each of these persons must disclose any conflicts of interest, or actions or relationships that might give rise to a conflict, to their supervisor or our secretary. If a conflict is determined to exist, the person must disengage from the conflict situation or terminate his provision of services to us. Our Chief Executive Officer, Chief Financial Officer, principal accounting officer and certain other persons who may be designated by our Board of Directors, whom we collectively refer to as our financial executives, must consult with our audit committee with respect to any proposed actions or arrangements that are not clearly consistent with our code of business conduct and ethics. In the event that a financial executive wishes to engage in a proposed action or arrangement that is not consistent with our code of business conduct and ethics, the executive must obtain a waiver of the relevant provisions of our code of business conduct and ethics in advance from our audit committee.

STOCKHOLDER COMMUNICATIONS

Stockholders and other interested parties may communicate with any director, including the Chairman of the Board and the chairman of any committee of the Board or with the non-management directors as a group, by sending a letter to the attention of the appropriate person or persons (which may be marked as confidential) addressed in care of our corporate secretary at Orchid Island Capital, Inc., 3305 Flamingo Drive, Vero Beach, Florida 32963. All communications received by our corporate secretary will be forwarded to the intended recipient(s). Any such communications may be made anonymously.

Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chair of the Audit Committee and handled in accordance with procedures approved by the Board of Directors with respect to such matters. A copy of such procedures for the submission and handling of complaints or concerns regarding accounting, internal accounting controls or auditing matters is included in our Code of Business Conduct and Ethics, which is published in the Investor Relations section of our web site at www.orchidislandcapital.com.

PROPOSALS OF STOCKHOLDERS

Any stockholder intending to present a proposal at our 2016 annual meeting of stockholders and have the proposal included in the proxy statement for such meeting must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than January 5, 2016. To be included in the proxy statement, the proposal must comply with the requirements as to form and substance established by the SEC and our bylaws, and must be a proper subject for stockholder action under Maryland law.

Pursuant to our current bylaws, any stockholder intending to nominate a director or present a proposal at an annual meeting of our stockholders without seeking to have such a nomination or proposal included in the proxy statement for such annual meeting, must notify us in writing not less than 120 days nor more than 150 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Accordingly, any stockholder who intends to submit such a nomination or proposal at our 2016 annual meeting of stockholders must notify us in writing of such proposal by December 31, 2015, but in no event earlier than December 1, 2015.

Any such nomination or proposal should be sent to Orchid Island Capital, Inc., 3305 Flamingo Drive, Vero Beach, Florida, 32963, Attn: Secretary, and, to the extent applicable, must include the information required by our bylaws and otherwise comply with the requirements established by our bylaws.

“HOUSEHOLDING” OF PROXY STATEMENT AND ANNUAL REPORT

The SEC rules allow for the delivery of a single copy of the Notice of Annual Meeting of Stockholders or set of proxy materials to any household at which two or more stockholders reside, if it is believed the stockholders are members of the same family. This delivery method, known as “householding,” will save us printing and mailing costs. Duplicate account mailings will be eliminated by allowing stockholders to consent to such elimination, or through implied consent, if a stockholder does not request continuation of duplicate mailings. Brokers, dealers, banks or other nominees or fiduciaries that hold shares of our common stock in “street” name for beneficial owners of our common stock and that distribute proxy materials and the Notice of Annual Meeting of Stockholders they receive to beneficial owners may he householding. Depending upon the practices of your broker, bank or other nominee or fiduciary, you may need to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee or fiduciary.

If you hold shares of our common stock in your own name as a holder of record, householding will not apply to your shares. Also, if you own shares of our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of our proxy statements and annual reports to stockholders. To assist us in saving money and to provide you with better stockholder services, we encourage registered holders of our stock to have all of your accounts registered in the same name and address. You may do this by contacting our transfer agent, Continental Stock Transfer & Trust Company, by telephone at (917) 262-2378 or in writing at 17 Battery Place—8th Floor, New York, New York 10004.

If you wish to request extra copies free of charge of any annual report to stockholders or proxy statement, please send your request to Orchid Island Capital, Inc., 3305 Flamingo Drive, Vero Beach, Florida 32963, Attn: Secretary, or contact our Secretary via telephone at (772) 231-1400. You can also refer to our website at www.orchidislandcapital.com. Information at, or connected to, our website is not and should not be considered part of this proxy statement.

2014 ANNUAL REPORT

Our 2014 Annual Report is being mailed to stockholders concurrently with this Proxy Statement. The 2014 Annual Report, however, is not part of the proxy solicitation material. A copy of our 2014 Annual Report as filed with the SEC, which includes our consolidated financial statements for the year ended December 31, 2014, is available on our website at www.orchidislandcapital.com. You may obtain additional copies of our 2014 Annual Report free of charge by directing your request in writing to our corporate secretary at Orchid Island Capital, Inc., 3305 Flamingo Drive, Vero Beach, Florida 32963.

OTHER MATTERS

So far as is known, no matters other than those described herein are expected to come before the Annual Meeting. It is intended, however, that the proxies solicited hereby will be voted on any other matters which may properly come before the meeting, or any adjournment or postponement thereof, in the discretion of the person or persons voting such proxies unless the stockholder has indicated on the proxy card that the shares represented thereby are not to be voted on such other matters.

ADJOURNMENTS

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of a majority of the shares present in person or by proxy at the Annual Meeting (whether or not a quorum exists) without further notice other than by an announcement made at the Annual Meeting. If the Annual Meeting is adjourned or postponed for any reason, all proxies will be voted at the reconvened Annual Meeting in the same manner as such proxies would have been voted at the original convening of the Annual Meeting (except for proxies that have, at that time, effectively been revoked or withdrawn). The Company does not currently intend to seek an adjournment of the Annual Meeting.

Vero Beach, Florida

April 29, 2015

ORCHIDISLAND
CAPITAL

ORCHID ISLAND CAPITAL, INC.
3305 FLAMINGO DRIVE
VERO BEACH, FL 32963

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M92722-P65747

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

ORCHID ISLAND CAPITAL, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.

Vote on Directors

1. To elect as a director the following nominees to serve until the 2016 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified:

	For	Against	Abstain
1a. Robert E. Cauley	☐	☐	☐
1b. G. Hunter Haas, IV	☐	☐	☐
1c. W Coleman Bitting	☐	☐	☐
1d. John B. Van Heuvelen	☐	☐	☐
1e. Frank P. Filipps	☐	☐	☐
1f. Ava L. Parker	☐	☐	☐

Vote on Proposal

3. To consider and vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). **If no direction is made, this proxy will be voted "FOR" Items 1 and 2.** If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

Note: Please sign exactly as name appears hereon. When shares are held jointly, both owners must sign. When signing in a representative capacity, please so indicate.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐
Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Admission Ticket

ORCHID ISLAND CAPITAL, INC.
2015 Annual Meeting of Stockholders

Tuesday, June 16, 2015
9:00 AM

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com.

M92723-P65747

ORCHID ISLAND CAPITAL, INC.

ANNUAL MEETING OF STOCKHOLDERS
June 16, 2015

The stockholder(s) hereby appoint(s) Robert E. Cauley and G. Hunter Haas IV, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ORCHID ISLAND CAPITAL, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on June 16, 2015, at 3305 Flamingo Drive, Vero Beach, Florida 32963, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)